Exhibit 99.1

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. ANNOUNCES

THIRD QUARTER 2021 FINANCIAL RESULTS

ROLLING MEADOWS, IL, October 28, 2021 — Arthur J. Gallagher & Co. (NYSE: AJG) today reported its financial results for the quarter ended September 30, 2021. Management will host a webcast conference call to discuss these results on Thursday, October 28, 2021 at 5:15 p.m. ET/4:15 p.m. CT. To listen to the call, and for printer-friendly formats of this release and the “Supplemental Quarterly Data” and “CFO Commentary,” which may also be referenced during the call, please visit ajg.com/IR. These documents contain both GAAP and non-GAAP measures. Investors and other users of this information should read carefully the section entitled “Information Regarding Non-GAAP Measures” beginning on page 10.

Summary of Financial Results - Third Quarter

	Revenues Before						Diluted Net Earnings
	Reimbursements		Net Earnings (Loss)		EBITDAC		(Loss) Per Share
Segment	3rd Q 21	3rd Q 20	3rd Q 21	3rd Q 20	3rd Q 21	3rd Q 20	3rd Q 21	3rd Q 20	Chg

	(in millions)		(in millions)		(in millions)
Brokerage, as reported	$1,499.7	$1,294.6	$253.6	$206.7	$481.2	$411.2	$1.20	$1.05
Net gains on divestitures	(4.3)	(3.4)	(3.4)	(2.6)	(4.3)	(3.4)	(0.02)	(0.01)
Acquisition integration	—	—	4.6	4.6	5.8	6.1	0.02	0.02
Workforce and lease termination	—	—	3.3	9.2	3.9	12.0	0.01	0.05
Acquisition related adjustments	—	—	22.5	18.5	5.8	5.7	0.11	0.09
Levelized foreign currency translation	—	17.8	—	2.5	—	5.7	—	0.01

Brokerage, as adjusted *	1,495.4	1,309.0	280.6	238.9	492.4	437.3	1.32	1.21

Risk Management, as reported	248.0	202.7	22.0	18.8	43.7	38.2	0.10	0.09
Net gains on divestitures	—	—	—	—	—	—	—	—
Workforce and lease termination	—	—	4.0	0.9	4.5	1.1	0.02	0.01
Acquisition related adjustments	—	—	(0.1)	(0.5)	0.1	—	—	—
Levelized foreign currency translation	—	0.9	—	0.1	—	0.1	—	—

Risk Management, as adjusted *	248.0	203.6	25.9	19.3	48.3	39.4	0.12	0.10

Corporate, as reported	357.9	310.2	(37.0)	(37.7)	(51.5)	(37.8)	(0.24)	(0.24)
Loss on extinguishment of debt	—	—	12.2	—	—	—	0.06	—
Transaction-related costs	—	—	8.2	—	11.0	—	0.04	—
Income tax related	—	—	4.9	5.5	—	—	0.03	0.02

Corporate, as adjusted *	357.9	310.2	(11.7)	(32.2)	(40.5)	(37.8)	(0.11)	(0.22)

Total Company, as reported	$2,105.6	$1,807.5	$238.6	$187.8	$473.4	$411.6	$1.06	$0.90	18%

Total Company, as adjusted *	$2,101.3	$1,822.8	$294.8	$226.0	$500.2	$438.9	$1.33	$1.09	22%

Total Brokerage & Risk Management, as reported	$1,747.7	$1,497.3	$275.6	$225.5	$524.9	$449.4	$1.30	$1.14	14%

Total Brokerage & Risk Management, as adjusted *	$1,743.4	$1,512.6	$306.5	$258.2	$540.7	$476.7	$1.44	$1.31	10%

*

For third quarter 2021, the pretax impact of the Brokerage segment adjustments totals $34.0 million, with a corresponding adjustment to the provision for income taxes of $7.0 million relating to these items. For third quarter 2021, the pretax impact of the Risk Management segment adjustments totals $5.3 million, with a corresponding adjustment to the provision for income taxes of $1.4 million relating to these items. The pretax impact of the Corporate segment adjustments totals $27.2 million, with a corresponding adjustment to the provision for income taxes of $1.9 million relating to these items and the U.K. tax item noted on pages 8 and 9. A detailed reconciliation of the 2021 and 2020 provision (benefit) for income taxes is shown on pages 14 and 15.

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“We delivered an excellent third quarter!” said J. Patrick Gallagher, Jr., Chairman, President and CEO. “Our core brokerage and risk management segments combined to post 17% growth in revenue, of which 10% was organic revenue growth; net earnings growth of 22%; and adjusted EBITDAC growth of 13%. We completed 5 new tuck-in mergers and our purchase of Willis Towers Watson’s treaty reinsurance brokerage operations remains on track to close in fourth quarter 2021.

“Global P/C rates remain firm and improved economic activity is leading to additional insured exposure units, positive policy endorsements, and other favorable mid-term policy adjustments. Overall, the P/C premium increases we saw during the third quarter of 2021 were consistent with the first half of the year, and our benefits and HR consulting business saw higher covered lives and growing demand for special project work resulting from the improving employment situation.

“Our clients are healthy and focused on growth. Our team is engaged, energized and well positioned to assist clients and prospects as they navigate their growth challenges during a difficult insurance environment.”

Summary of Financial Results - Nine-Months Ended September 30,

	Revenues Before						Diluted Net Earnings
	Reimbursements		Net Earnings (Loss)		EBITDAC		(Loss) Per Share
Segment	9 Mths 21	9 Mths 20	9 Mths 21	9 Mths 20	9 Mths 21	9 Mths 20	9 Mths 21	9 Mths 20	Chg

	(in millions)		(in millions)		(in millions)
Brokerage, as reported	$4,500.1	$3,931.3	$845.6	$708.3	$1,539.6	$1,255.6	$4.09	$3.62
Net gains on divestitures	(8.9)	(4.6)	(7.0)	(3.6)	(8.9)	(4.6)	(0.03)	(0.02)
Acquisition integration	—	—	12.5	14.8	16.1	19.5	0.06	0.08
Workforce and lease termination	—	—	11.9	25.7	13.2	33.5	0.06	0.13
Acquisition related adjustments	—	—	52.3	24.7	19.6	14.4	0.25	0.13
Levelized foreign currency translation	—	107.4	—	16.8	—	35.0	—	0.09

Brokerage, as adjusted *	4,491.2	4,034.1	915.3	786.7	1,579.6	1,353.4	4.43	4.03

Risk Management, as reported	713.3	605.3	64.9	47.8	131.1	101.7	0.31	0.25
Net gains on divestitures	(0.1)	—	(0.1)	—	(0.1)	—	—	—
Workforce and lease termination	—	—	5.0	4.8	5.8	6.4	0.03	0.02
Acquisition related adjustments	—	—	2.0	0.4	0.3	—	0.01	—
Levelized foreign currency translation	—	11.6	—	0.4	—	1.7	—	—

Risk Management, as adjusted *	713.2	616.9	71.8	53.4	137.1	109.8	0.35	0.27

Corporate, as reported	921.6	651.7	(76.4)	(51.1)	(145.0)	(95.8)	(0.52)	(0.39)
Loss on extinguishment of debt	—	—	12.2	—	—	—	0.06	—
Transaction-related costs	—	—	16.9	—	21.2	—	0.08	—
Income tax related	—	—	24.2	5.5	—	—	0.11	0.03

Corporate, as adjusted *	921.6	651.7	(23.1)	(45.6)	(123.8)	(95.8)	(0.27)	(0.36)

Total Company, as reported	$6,135.0	$5,188.3	$834.1	$705.0	$1,525.7	$1,261.5	$3.88	$3.48	11%

Total Company, as adjusted *	$6,126.0	$5,302.7	$964.0	$794.5	$1,592.9	$1,367.4	$4.51	$3.94	14%

Total Brokerage & Risk Management, as reported	$5,213.4	$4,536.6	$910.5	$756.1	$1,670.7	$1,357.3	$4.40	$3.87	14%

Total Brokerage & Risk Management, as adjusted *	$5,204.4	$4,651.0	$987.1	$840.1	$1,716.7	$1,463.2	$4.78	$4.30	11%

*

For the nine-month period ended September 30, 2021, the pretax impact of the Brokerage segment adjustments totals $89.5 million, with a corresponding adjustment to the provision for income taxes of $19.8 million relating to these items. For the nine-month period ended September 30, 2021, the pretax impact of the Risk Management segment adjustments totals $9.2 million, with a corresponding adjustment to the provision for income taxes of $2.3 million relating to these items. The pretax impact of the Corporate segment adjustments totals $37.4 million, with a corresponding adjustment to the benefit for income taxes of $(15.9) million relating to these items and the U.K. tax item noted on pages 8 and 9. A detailed reconciliation of the 2021 and 2020 provision (benefit) for income taxes is shown on pages 14 and 15.

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Agreement to Acquire Willis Towers Watson Treaty Reinsurance Brokerage Operations

On August 13, 2021, we announced an agreement to acquire Willis Towers Watson treaty reinsurance brokerage operations for an initial gross consideration of $3.25 billion, and potential additional consideration of $750 million subject to certain third-year revenue targets. We intend to finance the transaction using cash on hand, including the $1.4 billion of net cash raised via the May 17, 2021 follow-on common stock offering and the $850 million of net cash borrowed via the May 20, 2021 30-year senior note issuance and short-term borrowings. The transaction is subject to customary regulatory approvals and is expected to close during the fourth quarter of 2021.

Impact of COVID-19 Pandemic Recovery

Relative to third quarter 2020, during the third quarter 2021:

•

Nearly all of our Brokerage segment operations’ revenues benefited from our clients’ improving business conditions which increases insured exposure units (i.e., insured values, payrolls, employees, miles driven, gross receipts, etc.) and covered lives,

•	Our Risk Management segment operations’ revenues benefited from our clients’ improving business conditions which increases new arising workers compensation and general liability claims, and

•	Our clean energy investments benefited from higher electricity production due to increased demand for electricity from improving business conditions.

If economic conditions continue to improve, we believe we may also see favorable revenue benefits in our Brokerage and Risk Management segments in the fourth quarter of 2021 relative to the same quarter in 2020. However, if the economic recovery slows, we could see less revenue benefits than we experienced in second and third quarter 2021.

During the second, third and fourth quarters of 2020 and first quarter 2021, we realized significant expense savings (totaling approximately $60 million to $75 million per quarter relative to the prior year same quarters, adjusted for pro forma full-quarter costs related to acquisitions) as a result of reduced travel, entertainment and advertising expenses, reduced costs from lower employee medical plan utilization, a reduction in workforce, wage controls, and reduced use of external consultants. During the second and third quarters of 2021, as we increased our business activities relative to second and third quarters of 2020, we saw modest increases in travel and entertainment, full restoration of advertising and more normalized usage of our employee medical plan, resumption of annual support-layer wage increases, increased use of external consultants, and an increase in incentive compensation. These incremental costs totaled approximately $15 million and $25 million in our Brokerage segment relative to second and third quarters of 2020, respectively. We believe we will see incrementally higher Brokerage segment costs again in fourth quarter 2021, relative to the same quarter in 2020, of approximately $30 million. However, if the pace of economic recovery accelerates, we could see expense increases greater than the estimate provided.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (dollars in millions):

Organic Revenues (Non-GAAP)	3rd Q 2021	3rd Q 2020	9 Mths 2021	9 Mths 2020
Base Commissions and Fees
Commissions and fees, as reported	$1,370.0	$1,183.1	$4,102.1	$3,592.7
Less commissions and fees from acquisitions	(72.5)	—	(179.8)	—
Less divested operations	—	(3.2)	—	(10.6)
Levelized foreign currency translation	—	15.9	—	94.9

Organic base commissions and fees	$1,297.5	$1,195.8	$3,922.3	$3,677.0

Organic change in base commissions and fees	8.5%		6.7%

Supplemental Revenues
Supplemental revenues, as reported	$61.0	$54.7	$183.0	$164.0
Less supplemental revenues from acquisitions	(0.2)	—	(2.6)	—
Levelized foreign currency translation	—	1.1	—	5.2

Organic supplemental revenues	$60.8	$55.8	$180.4	$169.2

Organic change in supplemental revenues	9.0%		6.6%

Contingent Revenues
Contingent revenues, as reported	$43.7	$34.5	$150.3	$117.0
Less contingent revenues from acquisitions	(0.1)	—	(2.1)	—
Levelized foreign currency translation	—	0.2	—	1.6

Organic contingent revenues	$43.6	$34.7	$148.2	$118.6

Organic change in contingent revenues	25.7%		25.0%

Total reported commissions, fees, supplemental revenues and contingent revenues	$1,474.7	$1,272.3	$4,435.4	$3,873.7
Less commissions, fees, supplemental revenues and contingent revenues from acquisitions	(72.8)	—	(184.5)	—
Less divested operations and program repricing	—	(3.2)	—	(10.6)
Levelized foreign currency translation	—	17.2	—	101.7

Total organic commissions, fees, supplemental revenues and contingent revenues	$1,401.9	$1,286.3	$4,250.9	$3,964.8

Total organic change *	9.0%		7.2%

*

As reported last year, third quarter 2020 revenues were favorably impacted by the sale of a large life insurance pension funding product. Without this particular sale, total organic change would have been approximately 10% for third quarter 2021 and approximately 8% for the nine-month period ended September 30, 2021.

Acquisition Activity	3rd Q 2021	3rd Q 2020	9 Mths 2021	9 Mths 2020
Number of acquisitions closed *	5	5	17	17
Estimated annualized revenues acquired (in millions)	$16.1	$13.1	$139.9	$151.2

*	In the third quarter of 2021, Gallagher issued 185,000 shares of its common stock at the request of sellers and/or in connection with tax-free exchange acquisitions.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Compensation Expense and Ratios			3rd Q 2021	3rd Q 2020	9 Mths 2021	9 Mths 2020
Compensation expense, as reported			$827.9	$729.5	$2,423.0	$2,154.7
Acquisition integration			(4.7)	(3.7)	(11.9)	(11.3)
Workforce and lease termination related charges			(2.0)	(10.7)	(9.3)	(29.6)
Acquisition related adjustments			(5.8)	(5.7)	(19.6)	(14.4)
Levelized foreign currency translation			—	11.0	—	59.1

Compensation expense, as adjusted			$815.4	$720.4	$2,382.2	$2,158.5

Reported compensation expense ratios using reported revenues on pages 1 and 2		*	55.2%	56.4%	53.8%	54.8%

Adjusted compensation expense ratios using adjusted revenues on pages 1 and 2	*	*	54.5%	55.0%	53.0%	53.5%

*

Reported third quarter 2021 compensation ratio was 1.2 pts lower than third quarter 2020. This ratio was primarily impacted by lower workforce termination charges in third quarter 2021 compared to third quarter 2020, as well as continued compensation savings in third quarter 2021 due to those 2020 workforce reduction actions. These savings were partially offset by resumption of merit wage increases in 2021.

**

Adjusted third quarter 2021 compensation ratio was 0.5 pts lower than third quarter 2020. This ratio was primarily impacted by continued compensation savings in third quarter 2021 due to workforce reduction actions implemented in 2020. These savings were partially offset by resumption of merit wage increases in 2021.

Operating Expense and Ratios		3rd Q 2021	3rd Q 2020	9 Mths 2021	9 Mths 2020
Operating expense, as reported		$190.6	$153.9	$537.5	$521.0
Acquisition integration		(1.1)	(2.4)	(4.2)	(8.2)
Workforce and lease termination related charges		(1.9)	(1.3)	(3.9)	(3.9)
Levelized foreign currency translation		—	1.1	—	13.3

Operating expense, as adjusted		$187.6	$151.3	$529.4	$522.2

Reported operating expense ratios using reported revenues on pages 1 and 2	*	12.7%	11.9%	11.9%	13.3%

Adjusted operating expense ratios using adjusted revenues on pages 1 and 2	*	12.6%	11.6%	11.8%	12.9%

*

Reported third quarter 2021 operating expense ratio was 0.8 pts higher than third quarter 2020. Adjusted third quarter 2021 operating expense ratio was 1.0 pts higher than third quarter 2020. These ratios were primarily impacted by modest incremental costs associated with the pandemic recovery as noted on page 3, partially offset by continued operating cost control measures.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Net Earnings to Adjusted EBITDAC (Non-GAAP)	3rd Q 2021	3rd Q 2020	9 Mths 2021	9 Mths 2020
Net earnings, as reported	$253.6	$206.7	$845.6	$708.3
Provision for income taxes	80.9	69.7	268.9	226.7
Depreciation	21.8	18.3	65.0	53.7
Amortization	90.8	96.0	300.2	316.8
Change in estimated acquisition earnout payables	34.1	20.5	59.9	(49.9)

EBITDAC	481.2	411.2	1,539.6	1,255.6

Net gains on divestitures	(4.3)	(3.4)	(8.9)	(4.6)
Acquisition integration	5.8	6.1	16.1	19.5
Workforce and lease termination related charges	3.9	12.0	13.2	33.5
Acquisition related adjustments	5.8	5.7	19.6	14.4
Levelized foreign currency translation	—	5.7	—	35.0

EBITDAC, as adjusted	$492.4	$437.3	$1,579.6	$1,353.4

Net earnings margin, as reported using reported revenues on pages 1 and 2	16.9%	16.0%	18.8%	18.0%

EBITDAC margin, as adjusted using adjusted revenues on pages 1 and 2	32.9%	33.4%	35.2%	33.6%

Risk Management Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (dollars in millions):

Organic Revenues (Non-GAAP)	3rd Q 2021	3rd Q 2020	9 Mths 2021	9 Mths 2020
Fees	$245.9	$200.8	$703.2	$600.5
International performance bonus fees	2.0	1.8	9.8	4.2

Fees as reported	247.9	202.6	713.0	604.7
Less fees from acquisitions	(10.7)	—	(23.4)	—
Levelized foreign currency translation	—	0.9	—	11.6

Organic fees	$237.2	$203.5	$689.6	$616.3

Organic change in fees	16.6%		11.9%

Acquisition Activity	3rd Q 2021	3rd Q 2020	9 Mths 2021	9 Mths 2020
Number of acquisitions closed	—	—	2	—
Estimated annualized revenues acquired (in millions)	$—	$—	$50.0	$—

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Risk Management Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Compensation Expense and Ratios		3rd Q 2021	3rd Q 2020	9 Mths 2021	9 Mths 2020
Compensation expense, as reported		$148.9	$128.6	$428.9	$385.6

Workforce and lease termination related charges		(0.7)	(1.0)	(1.5)	(6.2)
Acquisition related adjustments		(0.1)	—	(0.3)	—
Levelized foreign currency translation		—	0.6	—	8.1

Compensation expense, as adjusted		$148.1	$128.2	$427.1	$387.5

Reported compensation expense ratios using reported revenues (before reimbursements) on pages 1 and 2	*	60.0%	63.4%	60.1%	63.7%

Adjusted compensation expense ratios using adjusted revenues (before reimbursements) on pages 1 and 2	**	59.7%	63.0%	59.9%	62.8%

*

Reported third quarter 2021 compensation ratio was 3.4 pts lower than third quarter 2020. This ratio was primarily impacted by lower workforce termination charges in third quarter 2021 compared to third quarter 2020, as well as continued compensation savings in third quarter 2021 due to the 2020 workforce reduction actions. These savings were partially offset by resumption of annual merit wage increases in 2021.

**

Adjusted third quarter 2021 compensation ratio was 3.3 pts lower than third quarter 2020. This ratio was primarily impacted by continued compensation savings in third quarter 2021 due to the 2020 workforce reduction actions. These savings were partially offset by resumption of annual merit wage increases in 2021.

Operating Expense and Ratios		3rd Q 2021	3rd Q 2020	9 Mths 2021	9 Mths 2020
Operating expense, as reported		$55.4	$35.9	$153.3	$118.0

Workforce and lease termination related charges		(3.8)	(0.1)	(4.3)	(0.2)
Levelized foreign currency translation		—	0.2	—	1.8

Operating expense, as adjusted		$51.6	$36.0	$149.0	$119.6

Reported operating expense ratios using reported revenues (before reimbursements) on pages 1 and 2	*	22.3%	17.7%	21.5%	19.5%

Adjusted operating expense ratios using reported revenues (before reimbursements) on pages 1 and 2	**	20.8%	17.7%	20.9%	19.4%

*

Reported third quarter operating expense ratio was 4.6 pts higher than third quarter 2020. This ratio was primarily impacted by higher lease termination costs as we continue to optimize our real estate footprint as well as increased professional fees associated with revenue growth in certain products.

**

Adjusted third quarter 2021 operating ratio was 3.1 pts higher than third quarter 2020. This ratio was primarily impacted by increased professional fees associated with revenue growth in certain products.

Net Earnings to Adjusted EBITDAC (Non-GAAP)	3rd Q 2021	3rd Q 2020	9 Mths 2021	9 Mths 2020
Net earnings, as reported	$22.0	$18.8	$64.9	$47.8
Provision for income taxes	7.5	6.5	22.1	16.3
Depreciation	12.0	11.9	35.1	36.5
Amortization	2.1	1.4	5.9	4.4
Change in estimated acquisition earnout payables	0.1	(0.4)	3.1	(3.3)

EBITDAC	43.7	38.2	131.1	101.7
Net gains on divestitures	—	—	(0.1)	—
Workforce and lease termination related charges	4.5	1.1	5.8	6.4
Acquisition related adjustments	0.1	—	0.3	—
Levelized foreign currency translation	—	0.1	—	1.7

EBITDAC, as adjusted	$48.3	$39.4	$137.1	$109.8

Net earnings margin, as reported using reported revenues (before reimbursements) on pages 1 and 2	8.9%	9.3%	9.1%	7.9%

EBITDAC margin, as adjusted using adjusted revenues (before reimbursements) on pages 1 and 2	19.5%	19.4%	19.2%	17.8%

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Corporate Segment Reported GAAP Information (dollars in millions):

	2021			2020
3rd Quarter	Pretax Loss	Income Tax Benefit	Net Earnings (Loss) Attributable to Controlling Interests	Pretax Loss	Income Tax Benefit	Net Earnings (Loss) Attributable to Controlling Interests
Components of Corporate Segment, as reported
Interest and banking costs (2)	$(77.3)	$19.3	$(58.0)	$(49.2)	$12.3	$(36.9)
Clean energy related (1)	(37.8)	68.6	30.8	(35.1)	39.5	4.4
Acquisition costs (2)	(13.0)	2.5	(10.5)	(2.1)	0.2	(1.9)
Corporate (3) (4)	(16.8)	5.2	(11.6)	(16.1)	2.5	(13.6)

Reported 3rd quarter	(144.9)	95.6	(49.3)	(102.5)	54.5	(48.0)

Adjustments
Loss on extinguishment of debt (2)	16.2	(4.0)	12.2	—	—	—
Transaction-related costs (2)	11.0	(2.8)	8.2	—	—	—
Income tax related (3)	—	4.9	4.9	—	5.5	5.5

Components of Corporate Segment, as adjusted
Interest and banking costs	(61.1)	15.3	(45.8)	(49.2)	12.3	(36.9)
Clean energy related (1)	(37.8)	68.6	30.8	(35.1)	39.5	4.4
Acquisition costs	(2.0)	(0.3)	(2.3)	(2.1)	0.2	(1.9)
Corporate (4)	(16.8)	10.1	(6.7)	(16.1)	8.0	(8.1)

Adjusted 3rd quarter	$(117.7)	$93.7	$(24.0)	$(102.5)	$60.0	$(42.5)

Nine Months
Components of Corporate Segment, as reported
Interest and banking costs (2)	$(183.7)	$45.9	$(137.8)	$(152.5)	$38.2	$(114.3)
Clean energy related (1)	(94.7)	179.7	85.0	(81.9)	143.8	61.9
Acquisition costs (2)	(26.3)	4.2	(22.1)	(6.2)	0.6	(5.6)
Corporate (3) (4)	(65.8)	33.2	(32.6)	(46.6)	28.2	(18.4)

Reported nine months	(370.5)	263.0	(107.5)	(287.2)	210.8	(76.4)

Adjustments
Loss on extinguishment of debt (2)	16.2	(4.0)	12.2	—	—	—
Transaction-related costs (2)	21.2	(4.3)	16.9	—	—	—
Income tax related (3)	—	24.2	24.2	—	5.5	5.5

Components of Corporate Segment, as adjusted
Interest and banking costs	(167.5)	41.9	(125.6)	(152.5)	38.2	(114.3)
Clean energy related (1)	(94.7)	179.7	85.0	(81.9)	143.8	61.9
Acquisition costs	(5.1)	(0.1)	(5.2)	(6.2)	0.6	(5.6)
Corporate (4)	(65.8)	57.4	(8.4)	(46.6)	33.7	(12.9)

Adjusted nine months	$(333.1)	$278.9	$(54.2)	$(287.2)	$216.3	$(70.9)

(1)

Pretax loss for the third quarter is presented net of amounts attributable to noncontrolling interests of $12.3 million in 2021 and $10.3 million in 2020. Pretax losses for the nine-month periods ended September 30, are presented net of amounts attributable to noncontrolling interests of $31.1 million in 2021 and $25.3 million in 2020.

(2)

In third quarter 2021, Gallagher incurred transaction-related costs, which include legal, consulting, employee compensation and other professional fees associated with due diligence and pre-closing integration preparation for its (a) pending agreement to acquire Willis Towers Watson treaty reinsurance brokerage operations; and (b) the previous terminated agreement to acquire certain Willis Towers Watson reinsurance and other brokerage operations. In connection with (b), in third quarter 2021, Gallagher redeemed $650 million of 2031 Senior Notes and incurred a loss on early extinguishment of $16.2 million.

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(3)

In second quarter 2021, the U.K. government enacted tax legislation that increases the corporate income tax rate from 19% to 25% effective in 2023. Gallagher incurred additional income tax expense in the second quarter to adjust certain deferred income tax liabilities to the higher income tax rate. In third quarter 2021, Gallagher incurred additional U.K. income tax expense related to the non-deductibility of some acquisition related adjustments made in the quarter.

(4)

Corporate pretax loss includes a net unrealized foreign exchange remeasurement gain of $3.0 million in third quarter 2021 and a net unrealized foreign exchange remeasurement loss of $2.6 million in third quarter 2020. Corporate pretax loss includes a net unrealized foreign exchange remeasurement loss of $2.2 million in the nine-month period ended September 30, 2021 and a net unrealized foreign exchange remeasurement gain of $4.7 million in the nine-month period ended September 30, 2020.

Interest and banking costs and debt - At September 30, 2021, Gallagher had $850.0 million of borrowings from public debt, $4,448.0 million of borrowings from private placements and no short-term borrowings under its line of credit facility. In addition, Gallagher had $234.1 million outstanding under a revolving loan facility that provides funding for premium finance receivables, which are fully collateralized by the underlying premiums held by insurance carriers, and as such are excluded from our debt covenant computations.

Clean energy - Consists of the operating results related to our investments in clean coal production plants and royalty income from clean coal licenses related to Chem-Mod LLC. Additional information regarding these results is available in the “CFO Commentary” at ajg.com/IR.

Acquisition costs - Consists mostly of external professional fees and other due diligence costs related to acquisitions. On occasion, Gallagher enters into forward currency hedges for the purchase price of committed, but not yet funded, acquisitions with funding requirements in currencies other than the U.S. dollar. The gains or losses, if any, associated with these hedge transactions is also included.

Corporate - Consists of overhead allocations mostly related to corporate staff compensation, other corporate level activities, and net unrealized foreign exchange remeasurement. In addition, includes the tax expense related to partial taxation of foreign earnings, nondeductible executive compensation and entertainment expenses and the tax benefit from vesting of employee equity awards.

Income Taxes

Gallagher allocates the provision for income taxes to its Brokerage and Risk Management segments using the local country statutory rates. Gallagher’s consolidated effective tax rate for the quarters ended September 30, 2021 and 2020 was (3.1)% and 10.4%, respectively, which was lower than the statutory rate due to the production of IRC Section 45 clean energy tax credits. In third quarter 2020, Gallagher increased its estimated U.K. effective income tax rate from 17.5% to 19%. In second quarter 2021, the U.K. government enacted tax legislation that increases the corporate income tax rate from 19% to 25% effective in 2023. Gallagher incurred additional income tax expense in the second quarter to adjust certain deferred income tax liabilities to the higher income tax rate.

Webcast Conference Call

Gallagher will host a webcast conference call on Thursday, October 28, 2021 at 5:15 p.m. ET/4:15 p.m. CT. To listen to this call, please go to ajg.com/IR. The call will be available for replay at such website for at least 90 days.

About Arthur J. Gallagher & Co.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Rolling Meadows, Illinois, has operations in 57 countries and offers client-service capabilities in more than 150 countries around the world through a network of correspondent brokers and consultants.

Cautionary Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipates,” “believes,” “contemplates,” “see,” “should,” “could,” “will,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions, are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding changes in our expenses in the next several quarters; the impact of the COVID-19 pandemic recovery; anticipated future results or performance of any segment or the Company as a whole; the premium rate environment and the state of insurance markets; and the economic environment.

Gallagher’s actual results may differ materially from those contemplated by the forward-looking statements. Readers are therefore cautioned against relying on any of the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include changes in worldwide and national economic conditions, including the pace of economic recovery following COVID-19; our actual acquisition opportunities; or other factors like Brexit; trade wars or tariffs; political unrest in the U.S. or other countries around the world; changes in premium rates and in insurance markets generally; and changes in the insurance brokerage industry’s competitive landscape.

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In particular, the global spread of COVID-19 has created significant volatility and uncertainty and economic disruption that may impact our forward-looking statements. The extent to which the pandemic impacts our business, operations and financial results will depend on numerous evolving factors, many of which are not within our control and that we may not be able to accurately predict, including: its duration and scope; the effectiveness of vaccines, how quickly vaccines are distributed and administered, and our employees’ and the general population’s willingness to receive them; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic, including new laws that raise corporate tax rates; the impact of the pandemic on economic activity and actions taken in response; the effect on our clients and client demand for our services; our ability to sell and provide our services, including limitations on travel and difficulties of our clients and employees working from home and closure of their facilities; the ability of our clients to pay their insurance premiums which could impact our commission and fee revenues for our services; the nature and extent of possible claims that might impact the ability of underwriting enterprises to pay supplemental and contingent commissions; the decrease in new arising workers’ compensation and general liability claims; the long-term impact of closing our offices and our employees working from home; the impact of lost revenue on our employees’ variable and base compensation levels; the impact of reduced investments and postponements related to business modernization projects; the impact of furloughed or terminated employees; and the impact of reduced advertising and sponsorship investments.

Please refer to Gallagher’s filings with the SEC, including Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its subsequently filed Quarterly Reports on Form 10-Q and the prospectus filed on May 17, 2021 for a more detailed discussion of these and other factors that could impact its forward-looking statements. The COVID-19 pandemic currently amplifies, and in the future could continue to amplify, the risks, uncertainties and assumptions, reflected in such risk factors. Any forward-looking statement made by Gallagher in this press release speaks only as of the date on which it is made. Except as required by applicable law, Gallagher does not undertake to update the information included herein or the corresponding earnings release posted on Gallagher’s website.

Information Regarding Non-GAAP Measures

In addition to reporting financial results in accordance with GAAP, this press release provides information regarding EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin, diluted net earnings per share, as adjusted (adjusted EPS), adjusted revenue, adjusted compensation and operating expenses, adjusted compensation expense ratio, adjusted operating expense ratio and organic revenue. These measures are not in accordance with, or an alternative to, the GAAP information provided in this press release. Gallagher’s management believes that these presentations provide useful information to management, analysts and investors regarding financial and business trends relating to Gallagher’s results of operations and financial condition or because they provide investors with measures that our chief operating decision maker uses when reviewing the company’s performance. See further below for definitions and additional reasons each of these measures is useful to investors. Gallagher’s industry peers may provide similar supplemental non-GAAP information with respect to one or more of these measures, although they may not use the same or comparable terminology and may not make identical adjustments. The non-GAAP information provided by Gallagher should be used in addition to, but not as a substitute for, the GAAP information provided. As disclosed in its most recent Proxy Statement, Gallagher makes determinations regarding certain elements of executive officer incentive compensation, performance share awards and annual cash incentive awards, partly on the basis of measures related to adjusted EBITDAC.

Adjusted Non-GAAP presentation - Gallagher believes that the adjusted non-GAAP presentations of the current and prior period information presented in this earnings release provide stockholders and other interested persons with useful information regarding certain financial metrics of Gallagher that may assist such persons in analyzing Gallagher’s operating results as they develop a future earnings outlook for Gallagher. The after-tax amounts related to the adjustments were computed using the normalized effective tax rate for each respective period. See pages 14 and 15 for a reconciliation of the adjustments made to income taxes.

•

Adjusted measures - Revenues (for the Brokerage segment), revenues before reimbursements (for the Risk Management segment), net earnings, compensation expense and operating expense, respectively, each adjusted to exclude the following, as applicable:

•

Net gains on divestitures, which are primarily net proceeds received related to sales of books of business and other divestiture transactions, such as the disposal of a business through sale or closure.

•

Acquisition integration costs, which include costs related to certain large acquisitions, outside the scope of the usual tuck-in strategy, not expected to occur on an ongoing basis in the future once Gallagher fully assimilates the applicable acquisition. These costs are typically associated with redundant workforce, extra lease space, duplicate services and external costs incurred to assimilate the acquisition with our IT related systems.

•

Transaction-related costs associated with due diligence and pre-closing integration preparation for its pending agreement to acquire the Willis Towers Watson treaty reinsurance brokerage operations and the previous terminated agreement to acquire certain Willis Towers Watson reinsurance and other brokerage operations.

•	Workforce related charges, which primarily include severance costs (either accrued or paid) related to employee terminations and other costs associated with redundant workforce.

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•	Lease termination related charges, which primarily include costs related to terminations of real estate leases and abandonment of leased space.

•

Acquisition related adjustments, which include change in estimated acquisition earnout payables adjustments, impairment charges and acquisition related compensation charges. For third quarter 2021, this adjustment also includes the impact of an acquisition valuation analysis and corresponding adjustments.

•

The impact of foreign currency translation, as applicable. The amounts excluded with respect to foreign currency translation are calculated by applying current year foreign exchange rates to the same periods in the prior year.

•

Income tax related, which represents the impact in second quarter 2021 of one-time income tax expense associated with the change in the U.K. effective income tax rate from 19% to 25% that is effective in 2023. It also includes the impact of additional U.K. income tax expense related to the non-deductibility of some acquisition related adjustments made in third quarter 2021.

•

Loss on extinguishment of debt represents costs incurred on the early redemption of the $650 million of 2031 Senior Notes, which included the redemption price premium, the unamortized discount amount on the debt issuance and the write-off of all the debt acquisition costs.

•	Adjusted ratios - Adjusted compensation expense and adjusted operating expense, respectively, each divided by adjusted revenues.

Non-GAAP Earnings Measures

•

EBITDAC and EBITDAC margin - EBITDAC is net earnings before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables and EBITDAC margin is EBITDAC divided by total revenues (for the Brokerage segment) and revenues before reimbursements (for the Risk Management segment). These measures for the Brokerage and Risk Management segments provide a meaningful representation of Gallagher’s operating performance for the overall business and provide a meaningful way to measure its financial performance on an ongoing basis.

•

Adjusted EBITDAC and Adjusted EBITDAC Margin - Adjusted EBITDAC is EBITDAC adjusted to exclude net gains on divestitures, acquisition integration costs, workforce related charges, lease termination related charges, acquisition related adjustments and the period-over-period impact of foreign currency translation, as applicable and Adjusted EBITDAC margin is Adjusted EBITDAC divided by total adjusted revenues (defined above). These measures for the Brokerage and Risk Management segments provide a meaningful representation of Gallagher’s operating performance, and are also presented to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

•

Adjusted EPS and Adjusted Net Earnings - Adjusted net earnings have been adjusted to exclude the after-tax impact of net gains on divestitures, acquisition integration costs, the impact of foreign currency translation, workforce related charges, lease termination related charges, acquisition related adjustments and effective income tax rate impact, as applicable. Adjusted EPS is Adjusted Net Earnings divided by diluted weighted average shares outstanding. This measure provides a meaningful representation of Gallagher’s operating performance (and as such should not be used as a measure of Gallagher’s liquidity), and for the overall business is also presented to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

Organic Revenues (a non-GAAP measure) - For the Brokerage segment, organic change in base commission and fee revenues, supplemental revenues and contingent revenues exclude the first twelve months of such revenues generated from acquisitions and such revenues related to divested operations in each year presented. These revenues are excluded from organic revenues in order to help interested persons analyze the revenue growth associated with the operations that were a part of Gallagher in both the current and prior periods. In addition, organic change in base commission and fee revenues, supplemental revenues and contingent revenues excludes the period-over-period impact of foreign currency translation to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability. For the Risk Management segment, organic change in fee revenues excludes the first twelve months of fee revenues generated from acquisitions in each year presented. In addition, change in organic growth excludes the period-over-period impact of foreign currency translation to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

These revenue items are excluded from organic revenues in order to determine a comparable, but non-GAAP, measurement of revenue growth that is associated with the revenue sources that are expected to continue in the current year and beyond. Gallagher has historically viewed organic revenue growth as an important indicator when assessing and evaluating the performance of its Brokerage and Risk Management segments. Gallagher also believes that using this non-GAAP measure allows readers of our financial statements to measure, analyze and compare the growth from its Brokerage and Risk Management segments in a meaningful and consistent manner.

Reconciliation of Non-GAAP Information Presented to GAAP Measures - This press release includes tabular reconciliations to the most comparable GAAP measures, as follows: for EBITDAC (on pages 12 and 13, for adjusted revenues, adjusted EBITDAC and adjusted diluted net earnings per share (on pages 1 and 2), for organic revenue measures (on pages 4 and 6, respectively, for the Brokerage and Risk Management segments), for adjusted compensation and operating expenses and adjusted EBITDAC margin (on pages 5, 6 and 7, respectively, for the Brokerage and Risk Management segments).

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Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC - 3rd Qtr Ended September 30,

(Unaudited - in millions except per share, percentage and workforce data)

	3rd Q Ended	3rd Q Ended	9 Mths Ended	9 Mths Ended
	Sept 30, 2021	Sept 30, 2020	Sept 30, 2021	Sept 30, 2020
Brokerage Segment
Commissions	$1,016.2	$889.9	$3,118.7	$2,734.6
Fees	353.8	293.2	983.4	858.1
Supplemental revenues	61.0	54.7	183.0	164.0
Contingent revenues	43.7	34.5	150.3	117.0
Investment income and net gains on divestitures	25.0	22.3	64.7	57.6

Total revenues	1,499.7	1,294.6	4,500.1	3,931.3

Compensation	827.9	729.5	2,423.0	2,154.7
Operating	190.6	153.9	537.5	521.0
Depreciation	21.8	18.3	65.0	53.7
Amortization	90.8	96.0	300.2	316.8
Change in estimated acquisition earnout payables	34.1	20.5	59.9	(49.9)

Expenses	1,165.2	1,018.2	3,385.6	2,996.3

Earnings before income taxes	334.5	276.4	1,114.5	935.0
Provision for income taxes	80.9	69.7	268.9	226.7

Net earnings	253.6	206.7	845.6	708.3
Net earnings attributable to noncontrolling interests	1.2	0.9	5.6	3.1

Net earnings attributable to controlling interests	$252.4	$205.8	$840.0	$705.2

EBITDAC
Net earnings	$253.6	$206.7	$845.6	$708.3
Provision for income taxes	80.9	69.7	268.9	226.7
Depreciation	21.8	18.3	65.0	53.7
Amortization	90.8	96.0	300.2	316.8
Change in estimated acquisition earnout payables	34.1	20.5	59.9	(49.9)

EBITDAC	$481.2	$411.2	$1,539.6	$1,255.6

	3rd Q Ended	3rd Q Ended	9 Mths Ended	9 Mths Ended
	Sept 30, 2021	Sept 30, 2020	Sept 30, 2021	Sept 30, 2020
Risk Management Segment
Fees	$247.9	$202.6	$713.0	$604.7
Investment income	0.1	0.1	0.3	0.6

Revenues before reimbursements	248.0	202.7	713.3	605.3
Reimbursements	32.6	41.6	101.7	111.7

Total revenues	280.6	244.3	815.0	717.0

Compensation	148.9	128.6	428.9	385.6
Operating	55.4	35.9	153.3	118.0
Reimbursements	32.6	41.6	101.7	111.7
Depreciation	12.0	11.9	35.1	36.5
Amortization	2.1	1.4	5.9	4.4
Change in estimated acquisition earnout payables	0.1	(0.4)	3.1	(3.3)

Expenses	251.1	219.0	728.0	652.9

Earnings before income taxes	29.5	25.3	87.0	64.1
Provision for income taxes	7.5	6.5	22.1	16.3

Net earnings	22.0	18.8	64.9	47.8
Net earnings attributable to noncontrolling interests	—	—	—	—

Net earnings attributable to controlling interests	$22.0	$18.8	$64.9	$47.8

EBITDAC
Net earnings	$22.0	$18.8	$64.9	$47.8
Provision for income taxes	7.5	6.5	22.1	16.3
Depreciation	12.0	11.9	35.1	36.5
Amortization	2.1	1.4	5.9	4.4
Change in estimated acquisition earnout payables	0.1	(0.4)	3.1	(3.3)

EBITDAC	$43.7	$38.2	$131.1	$101.7

See “Information Regarding Non-GAAP Measures” on page 10 of 15.

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Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC - 3rd Qtr Ended September 30,

(Unaudited - in millions except share and per share data)

	3rd Q Ended	3rd Q Ended	9 Mths Ended	9 Mths Ended
	Sept 30, 2021	Sept 30, 2020	Sept 30, 2021	Sept 30, 2020
Corporate Segment
Revenues from consolidated clean coal facilities	$337.3	$292.5	$865.7	$607.1
Royalty income from clean coal licenses	21.0	18.7	55.3	45.6
Loss from unconsolidated clean coal facilities	(0.7)	(0.4)	(1.8)	(0.6)
Other net revenues (losses)	0.3	(0.6)	2.4	(0.4)

Total revenues	357.9	310.2	921.6	651.7

Cost of revenues from consolidated clean coal facilities	366.1	319.2	944.0	665.8
Compensation	23.7	15.4	61.3	45.0
Operating	19.6	13.4	61.3	36.7
Interest	60.3	48.1	164.6	148.6
Loss on extinguishment of debt	16.2	—	16.2	—
Depreciation	4.6	6.3	13.6	17.5

Expenses	490.5	402.4	1,261.0	913.6

Loss before income taxes	(132.6)	(92.2)	(339.4)	(261.9)
Benefit for income taxes	(95.6)	(54.5)	(263.0)	(210.8)

Net loss	(37.0)	(37.7)	(76.4)	(51.1)
Net earnings attributable to noncontrolling interests	12.3	10.3	31.1	25.3

Net loss attributable to controlling interests	$(49.3)	$(48.0)	$(107.5)	$(76.4)

EBITDAC
Net loss	$(37.0)	$(37.7)	$(76.4)	$(51.1)
Benefit for income taxes	(95.6)	(54.5)	(263.0)	(210.8)
Interest	60.3	48.1	164.6	148.6
Loss on extinguishment of debt	16.2	—	16.2	—
Depreciation	4.6	6.3	13.6	17.5

EBITDAC	$(51.5)	$(37.8)	$(145.0)	$(95.8)

	3rd Q Ended	3rd Q Ended	9 Mths Ended	9 Mths Ended
	Sept 30, 2021	Sept 30, 2020	Sept 30, 2021	Sept 30, 2020
Total Company
Commissions	$1,016.2	$889.9	$3,118.7	$2,734.6
Fees	601.7	495.8	1,696.4	1,462.8
Supplemental revenues	61.0	54.7	183.0	164.0
Contingent revenues	43.7	34.5	150.3	117.0
Investment income and net gains on divestitures	25.1	22.4	65.0	58.2
Revenues from clean coal activities	357.6	310.8	919.2	652.1
Other net revenues (losses) - Corporate	0.3	(0.6)	2.4	(0.4)

Revenues before reimbursements	2,105.6	1,807.5	6,135.0	5,188.3
Reimbursements	32.6	41.6	101.7	111.7

Total revenues	2,138.2	1,849.1	6,236.7	5,300.0

Compensation	1,000.5	873.5	2,913.2	2,585.3
Operating	265.6	203.2	752.1	675.7
Reimbursements	32.6	41.6	101.7	111.7
Cost of revenues from clean coal activities	366.1	319.2	944.0	665.8
Interest	60.3	48.1	164.6	148.6
Loss on extinguishment of debt	16.2	—	16.2	—
Depreciation	38.4	36.5	113.7	107.7
Amortization	92.9	97.4	306.1	321.2
Change in estimated acquisition earnout payables	34.2	20.1	63.0	(53.2)

Expenses	1,906.8	1,639.6	5,374.6	4,562.8

Earnings before income taxes	231.4	209.5	862.1	737.2
Provision (benefit) for income taxes	(7.2)	21.7	28.0	32.2

Net earnings	238.6	187.8	834.1	705.0
Net earnings attributable to noncontrolling interests	13.5	11.2	36.7	28.4

Net earnings attributable to controlling interests	$225.1	$176.6	$797.4	$676.6

Diluted net earnings per share	$1.06	$0.90	$3.88	$3.48

Dividends declared per share	$0.48	$0.45	$1.44	$1.35

EBITDAC
Net earnings	$238.6	$187.8	$834.1	$705.0
Provision (benefit) for income taxes	(7.2)	21.7	28.0	32.2
Interest	60.3	48.1	164.6	148.6
Loss on extinguishment of debt	16.2	—	16.2	—
Depreciation	38.4	36.5	113.7	107.7
Amortization	92.9	97.4	306.1	321.2
Change in estimated acquisition earnout payables	34.2	20.1	63.0	(53.2)

EBITDAC	$473.4	$411.6	$1,525.7	$1,261.5

See “Information Regarding Non-GAAP Measures” on page 10 of 15.

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Arthur J. Gallagher & Co.

Consolidated Balance Sheet

(Unaudited - in millions except per share data)

	Sept 30, 2021	Dec 31, 2020
Cash and cash equivalents	$2,735.1	$664.6
Restricted cash	3,277.2	2,909.7
Premiums and fees receivable	7,756.5	6,436.0
Other current assets	1,369.5	1,113.9

Total current assets	15,138.3	11,124.2
Fixed assets - net	454.5	450.7
Deferred income taxes (includes tax credit carryforwards of $1,080.3 in 2021 and $998.0 in 2020)	1,171.4	1,085.8
Other noncurrent assets	854.8	769.9
Right-of-use assets	330.3	373.9
Goodwill	6,627.5	6,127.0
Amortizable intangible assets - net	2,339.0	2,399.9

Total assets	$26,915.8	$22,331.4

Premiums payable to underwriting enterprises	$9,161.7	$7,784.6
Accrued compensation and other current liabilities	1,536.9	1,596.2
Deferred revenue - current	527.1	475.6
Premium financing debt	234.1	203.6
Corporate related borrowings - current	200.0	75.0

Total current liabilities	11,659.8	10,135.0
Corporate related borrowings - noncurrent	5,072.4	4,266.0
Deferred revenue - noncurrent	61.1	65.7
Lease liabilities - noncurrent	281.4	320.9
Other noncurrent liabilities	1,371.0	1,311.1

Total liabilities	18,445.7	16,098.7

Stockholders’ equity:
Common stock - issued and outstanding	207.3	193.7
Capital in excess of par value	5,962.3	4,264.4
Retained earnings	2,873.8	2,371.7
Accumulated other comprehensive loss	(623.2)	(643.6)

Total controlling interests stockholders’ equity	8,420.2	6,186.2
Noncontrolling interests	49.9	46.5

Total stockholders’ equity	8,470.1	6,232.7

Total liabilities and stockholders’ equity	$26,915.8	$22,331.4

Arthur J. Gallagher & Co.

Other Information

(Unaudited - data is rounded where indicated)

	3rd Q Ended Sept 30, 2021	3rd Q Ended Sept 30, 2020	9 Mths Ended Sept 30, 2021		9 Mths Ended Sept 30, 2020
OTHER INFORMATION
Basic weighted average shares outstanding (000s)	206,988	191,913	200,975		190,369
Diluted weighted average shares outstanding (000s)	211,498	196,345	205,477		194,526
Number of common shares outstanding at end of period (000s)			207,278	*	192,322
Workforce at end of period (includes acquisitions):
Brokerage			26,877		24,384
Risk Management			7,108		6,308
Total Company			35,911		32,010

*

Gallagher completed a follow-on public offering of 10,350,000 shares of its common stock on May 17, 2021 and intends to use the net proceeds to fund a portion of the acquisition of Willis Towers Watson treaty reinsurance brokerage operations.

Reconciliation of Non-GAAP Measures - Pre-tax Earnings and Diluted Net Earnings per Share (Unaudited)

(Unaudited - in millions except share and per share data)

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Loss)	Net Earnings Attributable to Noncontrolling Interests	Net Earnings (Loss) Attributable to Controlling Interests	Diluted Net Earnings (Loss) per Share
3rd Q Ended September 30, 2021
Brokerage, as reported	$334.5	$80.9	$253.6	$1.2	$252.4	$1.20
Net gains on divestitures	(4.3)	(0.9)	(3.4)	—	(3.4)	(0.02)
Acquisition integration	5.8	1.2	4.6	—	4.6	0.02
Workforce and lease termination	4.2	0.9	3.3	—	3.3	0.01
Acquisition related adjustments	28.3	5.8	22.5	—	22.5	0.11

Brokerage, as adjusted	$368.5	$87.9	$280.6	$1.2	$279.4	$1.32

Risk Management, as reported	$29.5	$7.5	$22.0	$—	$22.0	$0.10
Workforce and lease termination	5.4	1.4	4.0	—	4.0	0.02
Acquisition related adjustments	(0.1)	—	(0.1)	—	(0.1)	—

Risk Management, as adjusted	$34.8	$8.9	$25.9	$—	$25.9	$0.12

Corporate, as reported	$(132.6)	$(95.6)	$(37.0)	$12.3	$(49.3)	$(0.24)
Loss on extinguishment of debt	16.2	4.0	12.2	—	12.2	0.06
Transaction-related costs	11.0	2.8	8.2	—	8.2	0.04
Income tax related	—	(4.9)	4.9	—	4.9	0.03

Corporate, as adjusted	$(105.4)	$(93.7)	$(11.7)	$12.3	$(24.0)	$(0.11)

See “Information Regarding Non-GAAP Measures” on page 10 of 15.

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Reconciliation of Non-GAAP Measures - Pre-tax Earnings and Diluted Net Earnings per Share (Unaudited) - Continued

(Unaudited - in millions except share and per share data)

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Loss)	Net Earnings Attributable to Noncontrolling Interests	Net Earnings (Loss) Attributable to Controlling Interests	Diluted Net Earnings (Loss) per Share
3rd Q Ended September 30, 2020
Brokerage, as reported	$276.4	$69.7	$206.7	$0.9	$205.8	$1.05
Net gains on divestitures	(3.4)	(0.8)	(2.6)	—	(2.6)	(0.01)
Acquisition integration	6.1	1.5	4.6	—	4.6	0.02
Workforce and lease termination	12.0	2.8	9.2	—	9.2	0.05
Acquisition related adjustments	24.2	5.7	18.5	—	18.5	0.09
Levelized foreign currency translation	3.3	0.8	2.5	—	2.5	0.01

Brokerage, as adjusted	$318.6	$79.7	$238.9	$0.9	$238.0	$1.21

Risk Management, as reported	$25.3	$6.5	$18.8	$—	$18.8	$0.09
Workforce and lease termination	1.1	0.2	0.9	—	0.9	0.01
Acquisition related adjustments	(0.6)	(0.1)	(0.5)	—	(0.5)	—
Levelized foreign currency translation	0.1	—	0.1	—	0.1	—

Risk Management, as adjusted	$25.9	$6.6	$19.3	$—	$19.3	$0.10

Corporate, as reported	$(92.2)	$(54.5)	$(37.7)	$10.3	$(48.0)	$(0.24)
Income tax related	—	(5.5)	5.5	—	5.5	0.02

Corporate, as adjusted	$(92.2)	$(60.0)	$(32.2)	$10.3	$(42.5)	$(0.22)

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Loss)	Net Earnings Attributable to Noncontrolling Interests	Net Earnings (Loss) Attributable to Controlling Interests	Diluted Net Earnings (Loss) per Share
9 Mths Ended September 30, 2021
Brokerage, as reported	$1,114.5	$268.9	$845.6	$5.6	$840.0	$4.09
Net gains on divestitures	(8.9)	(1.9)	(7.0)	—	(7.0)	(0.03)
Acquisition integration	16.1	3.6	12.5	—	12.5	0.06
Workforce and lease termination	15.3	3.4	11.9	—	11.9	0.06
Acquisition related adjustments	67.0	14.7	52.3	—	52.3	0.25

Brokerage, as adjusted	$1,204.0	288.7	$915.3	$5.6	$909.7	$4.43

Risk Management, as reported	$87.0	$22.1	$64.9	$—	$64.9	$0.31
Net gains on divestitures	(0.1)	—	(0.1)	—	(0.1)	—
Workforce and lease termination	6.7	1.7	5.0	—	5.0	0.03
Acquisition related adjustments	2.6	0.6	2.0	—	2.0	0.01

Risk Management, as adjusted	$96.2	$24.4	$71.8	$—	$71.8	$0.35

Corporate, as reported	$(339.4)	$(263.0)	$(76.4)	$31.1	$(107.5)	$(0.52)
Loss on extinguishment of debt	16.2	4.0	12.2	—	12.2	0.06
Transaction-related costs	21.2	4.3	16.9	—	16.9	0.08
Income tax related	—	(24.2)	24.2	—	24.2	0.11

Corporate, as adjusted	$(302.0)	$(278.9)	$(23.1)	$31.1	$(54.2)	$(0.27)

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Loss)	Net Earnings Attributable to Noncontrolling Interests	Net Earnings (Loss) Attributable to Controlling Interests	Diluted Net Earnings (Loss) per Share
9 Mths Ended September 30, 2020
Brokerage, as reported	$935.0	$226.7	$708.3	$3.1	$705.2	$3.62
Net gains on divestitures	(4.6)	(1.0)	(3.6)	—	(3.6)	(0.02)
Acquisition integration	19.5	4.7	14.8	—	14.8	0.08
Workforce and lease termination	33.5	7.8	25.7	—	25.7	0.13
Acquisition related adjustments	32.2	7.5	24.7	—	24.7	0.13
Levelized foreign currency translation	22.0	5.2	16.8	—	16.8	0.09

Brokerage, as adjusted	$1,037.6	$250.9	$786.7	$3.1	$783.6	$4.03

Risk Management, as reported	$64.1	$16.3	$47.8	$—	$47.8	$0.25
Workforce and lease termination	6.4	1.6	4.8	—	4.8	0.02
Acquisition related adjustments	0.6	0.2	0.4	—	0.4	—
Levelized foreign currency translation	0.6	0.2	0.4	—	0.4	—

Risk Management, as adjusted	$71.7	$18.3	$53.4	$—	$53.4	$0.27

Corporate, as reported	$(261.9)	$(210.8)	$(51.1)	$25.3	$(76.4)	$(0.39)
Income tax related	—	(5.5)	5.5	—	5.5	0.03

Corporate, as adjusted	$(261.9)	$(216.3)	$(45.6)	$25.3	$(70.9)	$(0.36)

See “Information Regarding Non-GAAP Measures” on page 10 of 15.

Contact:

Ray Iardella

Vice President - Investor Relations

630-285-3661 or ray_iardella@ajg.com

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